Exhibit 10.3 -1- GLACIER BANCORP, INC. 2025 STOCK INCENTIVE PLAN __________________________________ RESTRICTED SHARE UNITS AWARD AGREEMENT __________________________________ You are hereby awarded Restricted Share Units subject to the terms and conditions set forth in this Restricted Share Units Award Agreement (“Award Agreement”), and in the Glacier Bancorp, Inc. 2025 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review the Plan and consult with your personal financial and/or tax advisor in order to fully understand the implications of this Award. By executing this Award Agreement, you agree to be bound by all of the Plan's terms and conditions as if they had been set out verbatim in this Award Agreement. Capitalized terms used, but not otherwise defined, in this Award Agreement have the meanings set forth in the Plan. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board or the Committee, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including you, your heirs, and representatives, to the extent provided in Section 5 of the Plan. 1. Specific Terms. Your Restricted Share Units have the following terms: Name of Participant [NAME] Number of Restricted Share Units Subject to Award Agreement [Number] Grant Date [DATE] Vesting; Forfeiture Your Restricted Share Units under this Award Agreement shall vest at the rate set forth in the table below. If your Continuous Service with the Company is terminated for any reason other than your death or Disability before any vesting date identified below, all unvested Restricted Share Units as of the date your Continuous Service ended shall be forfeited to the Company.

-2- 33% on [DATE]; 33% on [DATE]; and the remaining 34% on [DATE]. Subject to any additional accelerated vesting terms in the Plan, any unvested Restricted Share Units shall vest in full on the earlier date of your death or Disability (as defined in the Plan). 2. Grant of Restricted Share Units. Each Restricted Share Unit represents the right to receive one Share, subject to the terms and condi ons set forth in this Award Agreement and the Plan. 3. Dividends. You will be en tled to receive cash or Shares pursuant to dividends declared following the Grant Date in connec on with the Restricted Share Units as provided in Sec on 9(e) of the Plan. 4. Rights as a Shareholder. You will not have any rights of a shareholder with respect to the Shares underlying the Restricted Share Units unless and un l the Restricted Share Units vest and are se led by the issuance of such Shares in accordance with Sec on 5 of this Award Agreement. 5. Lapse of Ves ng Restric ons and Issuance of Shares. On the first regularly scheduled payroll date following the ves ng of the Restricted Share Units, the Company will cause Shares (the number of which will equal the number of vested Restricted Share Units, rounded down to the nearest whole number of Shares so that no frac onal Shares will be issued) to be issued in your name. The Shares will either be reflected in a cer ficate delivered to you promptly following se lement or credited to your book-entry account maintained by the Company's transfer agent. The cer ficate or account entry will include such legends or restric ons as the Commi ee determines to be appropriate. Shares will not be issued in your name un l you have made arrangements sa sfactory to the Company to sa sfy any applicable tax-withholding obliga ons. In no event will Shares be issued in se lement of Restricted Share Units that have vested under this Award Agreement later than the last date that causes the se lement to cons tute a short term deferral that is not subject to Sec on 409A (defined below) as provided in Sec on 9(d)(ii) of the Plan.

6. **Tax Withholding and Reimbursement**. You are responsible for the payment of all federal, state and local withholding taxes and your portion of any applicable payroll taxes imposed in connection with the settlement of Restricted Share Units as provided in Section 5 of this Award Agreement. Payment may be made, at your election (a) by check or in cash or (b) by your written notice to the Company (in compliance with any applicable restrictions imposed by applicable statute, rule or regulation), electing to have your tax withholding obligations satisfied by the withholding of Shares that would otherwise have been issued in connection with settlement of the Award as provided in Sections 11(a) and 11(b) of the Plan.

7. **Occurrence of a Change in Control**. Upon the occurrence of a Change in Control, the manner in which vesting restrictions will lapse, if at all, shall be subject to the terms and conditions of Section 13(c) of the Plan.

8. **Transfer Restrictions**. Your ability to transfer this Award is governed by the terms and conditions of Section 12 of the Plan.

9. **Employment Not Affected**. This Award Agreement shall not be construed as giving you the right to continued employment or service with the Company. Further, the Company may at any time dismiss you from employment, as a Director, or as a service provider, free from any liability or any claim, except as otherwise expressly provided in an employment or service agreement entered into by you and the Company.

10. **Other Benefits and Compensation Programs**. Your receipt of Restricted Share Units, Shares, or cash payments under this Award Agreement, will not be deemed a part of your regular, recurring compensation for purposes of the termination, indemnity, or severance pay law of any state or country and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company unless expressly so provided by such other plan or arrangements, or except where the Company expressly determines that the Restricted Share Units, Shares, and or cash payment should be included. This Award Agreement may be executed in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Company plans, arrangements, or programs. Company may adopt such other compensation programs and additional compensation arrangements for Employees as it deems necessary to further the interests of the Company.

11. **Notices**. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Any notice or communication required or permitted by any

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provision of this Award Agreement to be given to the Company shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to the Company, in care of its Chief Executive Officer, at the Company's principal place of business. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12. **Binding Effect**. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13. **Modifications**. This Award Agreement may be modified or amended at any time by the Committee to the extent provided in the Plan, provided that your consent must be obtained for any modification that adversely alters or impair any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

14. **Headings**. Headings shall be ignored in interpreting this Award Agreement.

15. **Severability**. Every provision of this Award Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

16. **Governing Law**. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Montana (disregarding any choice-of-law provisions).

17. **Counterparts**. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

18. **Code Section 409A**. This Award Agreement and the Restricted Share Units are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code ("Section 409A") by reason of all payments being "short-term deferrals" within the meaning of Treas. Reg. § 1.409A- 1(b)(4). All provisions of this Award Agreement shall be interpreted in a manner consistent with preserving this exemption. Company makes no representations or warranties regarding the Plan or this Award Agreement's compliance or exemption from Section 409A. In no event will the Company be liable for any tax, interest, or penalties that may be imposed on you or any damages you may incur for failing to comply with Section 409A.

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-5- 19. Clawback; Recovery. Any compensa on paid to you under this Award Agreement is subject to recoupment in accordance with any clawback policy of the Company in effect from me to me, including any such policy adopted a er the date of this Award Agreement, as well as any similar requirement of Applicable Law, including without limita on the Dodd-Frank Wall Street Reform and Consumer Protec on Act and the Sarbanes-Oxley Act of 2002, and rules adopted by a governmental agency or applicable securi es exchange under any such law. By execu ng this Award Agreement, you agree to promptly repay or return any such compensa on as directed by the Company under any such clawback policy or requirement, including the value received from a disposi on of Shares acquired pursuant to this Award Agreement. [Signature Page Follows]

Signature Page for RSU Award Agreement – (409A Exempt) BY YOUR SIGNATURE BELOW, along with the signature of the Company's representative, you and the Company agree that the Restricted Share Units are awarded under and governed by the terms and conditions of this Award Agreement and the Plan. GLACIER BANCORP, INC. By: Name: Title: PARTICIPANT The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan By: Name of Participant: Date:

A-1 EXHIBIT A GLACIER BANCORP, INC., 2025 STOCK INCENTIVE PLAN